Press Release
Aspen Comments on the Impact of Financial Market Events
and Recent Hurricanes
Hamilton, Bermuda, October 10, 2008 — Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) today commented on the impact of recent events in the financial markets on its investment portfolio. The Company also commented on the impact of Hurricanes Ike and Gustav on third quarter earnings. As previously announced, Aspen will release its third quarter 2008 financial results on Wednesday, October 29, 2008, following the close of U.S. markets.
Investment Portfolio
In respect of its fixed income portfolio, Aspen disclosed on September 15, 2008 that it held approximately $38 million in principal amount of Lehman securities comprised of $30 million in senior debt and $8 million in subordinated debt.  Aspen’s holdings in Lehman at such time represented less than 0.7% of its total investment portfolio.  Aspen’s direct investment portfolio has no holding in Lehman equity or preferred shares and has no holding in preferred or ordinary stock in AIG and has less than $2 million held in bonds issued by AIG subsidiaries. Aspen’s direct investment portfolio also has no holdings in the subordinated debt, preferred or ordinary stock of the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or Washington Mutual, Inc (WaMu), or any corporate debt issued by WaMu.
Aspen may have exposure to the securities listed above through its investments in funds of hedge funds, the value of which are discussed below.
The turmoil in financial markets has impacted the performance and value of Aspen’s holdings in funds of hedge funds.  The Company’s holdings in funds of hedge funds represented approximately 9% of Aspen’s investment portfolio at June 30, 2008, when they were valued at $555.3 million. Based on preliminary valuations received to date, the estimated returns on Aspen’s alternative investments for the three months ended September 30, 2008 are expected to be negative $41.3 million or negative 7.4%, reflecting monthly results of negative 2.1% in July, negative 0.6% in August and negative 4.7% in September. On a year to date basis to September 30, 2008 estimated returns are expected to be negative $47.4 million, or negative 8.4%. In accordance with Aspen’s accounting policy, any unrealized mark to market gains and losses emanating from the alternative investment portfolio will be recorded through its net investment income. As these estimated returns are based on preliminary quarter end market and reported information, they are subject to change.
Hurricanes Gustav and Ike
The Company’s preliminary net after tax loss estimate for Hurricane Gustav is approximately $14 million, net of reinsurance and reinstatement premiums.
The Company’s preliminary net after tax loss estimate for Hurricane Ike is approximately $141 million, net of reinsurance and reinstatement premiums, with its reinsurance operations accounting for approximately 78% and 22% from its insurance segment.
Further detail is set out in the table below.

Hurricane	Loss Estimate*	On-shore	Off-shore	Total
Ike	Industry*	$13 billion	$3 billion	$16 billion

	Aspen*	$103 million	$38 million	$141 million

*	Aspen estimates in all cases

Firm market loss estimates for Hurricane Ike have yet to be determined and Aspen has received only a very limited number of definitive loss advices from its reinsurance clients. However, Aspen’s investigation and analysis to date suggest that total industry losses from Hurricane Ike will be in the region of $16 billion, comprised of approximately $3 billion off-shore and $13 billion on-shore, with approximately $11 billion of the on-shore losses arising from Texas.
Aspen’s Chief Executive Officer, Chris O’ Kane commented: “The most recent information we have received from clients, brokers and loss adjusters has reinforced our belief that industry losses from Hurricane Ike are likely to be more costly than the industry initially thought and this is reflected in our preliminary loss estimate for this event.”
Aspen’s preliminary estimate of losses from Hurricanes Gustav and Ike are based on currently available information and involve considerable judgment reflecting a combination of a review of certain in-force contracts, the application of Aspen’s catastrophe modelling systems, industry assessments of exposure, market intelligence, preliminary data from clients, brokers and loss adjusters, initial tentative loss reports and other sources. Due to the preliminary nature of the information used to prepare these estimates, Aspen’s actual losses from these events may vary materially from the estimates provided due to inherent uncertainties in making such determinations, including the potential inaccuracies and inadequacies in the data provided by clients and brokers, current modeling techniques and their application, the contingent nature of business interruption exposures, the effects of any demand surge on claims and any coverage issues.
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, Singapore and Switzerland. For the year ended December 31, 2007, Aspen reported gross written premiums of $1.8 billion, net income of $489.0 million and total assets of $7.2 billion. For the six months ended June 30, 2008, Aspen reported gross written premiums of $1,125.0 million, net income of $208.1 million and total assets of $7.5 billion. For more information about Aspen, please visit www.aspen.bm.

Aspen’s Ratings
Aspen Insurance UK Limited	Aspen Insurance Limited
A (Strong) Standard & Poor’s	A (Strong) Standard & Poor’s
A (Excellent) A. M. Best	A (Excellent) A. M. Best
A2 (Good) Moody’s	A2 (Good) Moody’s
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call may contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing impact of the global financial crisis and credit crunch; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; in respect of hurricane loss estimates such as Hurricanes Gustav and Ike, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, any changes in Aspen’s reinsurers’ credit quality and changes in assumptions on flood damage exclusions as a result of prevailing lawsuits and case law; the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 29, 2008. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Investor Contact:
Aspen Insurance Holdings Limited
Tania Kerno, Head of Corporate Communications	T: +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Sarah Gestetner/Justin Griffiths	T: +44 (0) 20 7638 9571

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
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